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                                                              KOGER EQUITY, INC.
                                                  225 NE MIZNER BLVD., SUITE 200
                                                       BOCA RATON, FLORIDA 33432

[KOGER LOGO]

                                                                            NEWS



FOR IMMEDIATE RELEASE

                    KOGER EQUITY, INC. ANNOUNCES NAME CHANGE
                             TO CRT PROPERTIES, INC.

BOCA RATON, FLORIDA--June 23, 2004--Koger Equity, Inc. (NYSE: KE) today announced a name change to CRT Properties, Inc. (NYSE:CRO). The name change was approved at the Company's annual meeting in Boca Raton on June 3, 2004 and is expected to be effective on or about July 1, 2004. After the effective date of the name change, the Company's common stock will trade under the symbol "CRO".

As CRT Properties, the Company will continue its strategy of acquiring and developing dominant Class A office properties in major markets in the southeastern United States and Texas, specifically Atlanta, Dallas, Houston, South Florida and suburban Washington, DC. The Company's portfolio currently encompasses 10.4 million square feet of well-located, high-quality commercial office space.

"Koger has evolved into a new company over the past three years, with a new management team, improved portfolio and a well-focused investment strategy," said CEO Thomas J. Crocker. The Company adopted the CRT name because it has been synonymous with successful Class A office properties in the Southeast - the core of Koger's portfolio today.

Crocker joined Koger in 2000 after leading Crocker Realty Trust, Inc., known as CRT, a privately owned office REIT, which sold the remainder of its assets in August 2003. Since joining Koger, Crocker and his team of former CRT senior executives have repositioned Koger's portfolio, starting in December 2001 when the Company sold more than $300 million of non-core properties. Since that time the Company has acquired interests in more than $480 million of Class A office buildings.

"We have concentrated our efforts on acquiring under-performing but well-located `trophy' properties that can be purchased below replacement cost," said Crocker. "Additionally we target in-fill locations with irreplaceable transportation access, proximity to desirable housing stock and other retail and cultural amenities." He concluded, "By purchasing at a discount, then utilizing our leasing and management expertise to improve occupancies and operating margins, we can generate significant additional earnings and long-term value for our shareholders."

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ABOUT KOGER EQUITY, INC.

Koger Equity, Inc., owns or has interests in 132 office buildings, containing
10.4 million rentable square feet, located primarily in 20 suburban office projects and two urban centers in 12 metropolitan areas in the southeastern United States, Texas and Maryland. For more information, contact its website at WWW.KOGER.COM or Investor Relations, 225 NE Mizner Boulevard, Suite 200, Boca Raton, Florida 33432-3945, or call 1-800-850-2037.

CONTACT:   Investor Relations
           Thomas C. Brockwell, Executive Vice President
           1-800-850-2037